Exhibit 19.1

AutoZone Insider Trading Policy

1. Introduction

Federal and state securities laws make it illegal for any person to purchase or sell a security while in possession of material, nonpublic information relating to that company. This unlawful conduct is referred to as “insider trading” and may result in civil or criminal penalties. Preventing insider trading is necessary to preserve the reputation and integrity of AutoZone and AutoZoners.

This Insider Trading Policy (“Policy”) applies to all AutoZoners, including employees, officers and the Board of Directors (individually, a “Director”). The purpose of this Policy is to promote compliance with applicable securities laws and provide guidance to AutoZoners on what types of transactions are permitted and not permitted. A violation of this Policy may result in disciplinary action, potentially up to and including immediate termination of employment for cause.

Anyone who has questions regarding this Policy should consult with the AutoZone Legal Department. See Section 9 of this Policy.

Policy Contents

1.Introduction

2.Overview and Key Terms

3.Policies that apply to All AutoZoners

4.Policies that apply to AutoZoners on the Quiet List

5.Pre-Clearance Policies that apply to the CEO Team and Board of Directors

6.Additional Policies that apply to the Executive Committee and Board of Directors

7.Penalties for Non-Compliance

8.Other Important Policies

9.Questions and Concerns

2. Overview and Key Terms

What is Insider Trading?

The term “insider trading” refers to the purchase or sale of a security while in possession of material, nonpublic information relating to the security. Insider trading also occurs if you disclose or “tip” such material, nonpublic information to another person who purchases or sells the security.

“Securities” include stocks and bonds, but also options, warrants and similar instruments.

The terms “purchase” and “sale” are defined broadly under securities laws and extend to a broad range of transactions including conventional cash-for-stock transactions, the grant of stock options, exercises of warrants or puts, calls or other options and any other form of acquisition or disposition.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. In other words, material information is something that might influence a person’s decision to buy, sell or hold the security. It can be positive or negative, and it depends on the facts and circumstances.

The following is a list of what may be deemed material information, depending on the specific facts and circumstances:

●	Financial results or information including earnings, forecasts, or targets;
●	Significant changes in revenue, earnings per share, store openings, inventory forecasts, or same store sales growth projections;
●	Dividends or stock splits;

●	Proposed equity or debt offerings;
●	Significant borrowing or financing;
●	Significant write-downs in assets or increases in reserves;
●	Impairments, write-offs or restructurings of significant assets;
●	Gain or loss of a substantial customer or supplier;
●	Company, competitor or material supplier bankruptcies or liquidity concerns or developments;
●	Changes in debt ratings;
●	Change of independent registered public accounting firm;
●	Changes in accounting methods or policies that may have a material impact;
●	Significant product defects, modifications, or recalls;
●	A pending or potential merger, acquisition, divestiture, asset sale, asset purchase or other transaction, even if discussions are preliminary in nature;
●	The sale of a significant subsidiary;
●	Major changes in senior management, board of directors or a change in control;
●	Cybersecurity incidents involving significant business disruption or unauthorized access to data;
●	Major environmental incidents; and
●	Significant legal or regulatory developments.

Information is “nonpublic” if it is not generally known or available to the public. In order for information to be considered public, it must be widely disseminated by the Company in a manner that makes it generally available to all investors, usually through a press release, a filing with the Securities and Exchange Commission (“SEC”) or a widely disseminated statement from a senior officer. The market should be given until the next day following the release of such nonpublic information to adequately receive and react to such news.

Who is Subject to this Policy and these Rules?

An “insider” is any person who possesses material, nonpublic information. Insiders can be officers, Directors, and employees of a company, or they can be independent contractors, auditors, attorneys, etc.

“Tipping” occurs when a person with material, nonpublic information shares such information to another person, who then uses that information to purchase or sell a security. Tipping is unlawful by both you (the insider), and, the other person who used that information for gain. Because of these rules, you may be held responsible for trading by members of your immediate family or personal household or entities you exercise control over and may be in violation of this Policy and applicable law.

3. Policies that Apply to all AutoZoners

Insider Trading is Prohibited

A.	Trading of AutoZone securities is prohibited when in possession of material, nonpublic information. No officer, Director, or AutoZoner may purchase or sell any type of AutoZone security while in possession of material, nonpublic information relating to AutoZone.
B.	Trading of other company’s securities is prohibited when in possession of material, nonpublic information relating to that company. AutoZoners may come into possession of material, nonpublic information of other parties, such as vendors, during the ordinary course of their job functions. Trading in that company’s securities while in possession of their material, nonpublic information is prohibited.

C.	Tipping is prohibited. No officer, Director, or AutoZoner shall directly or indirectly communicate or tip material, nonpublic information to anyone, other than on a need-to-know basis and only to the extent necessary for a valid business purpose.

Derivatives, hedging and speculative trading in AutoZone Securities are Prohibited.

D.	Derivatives: You may not buy or sell AutoZone-based derivative securities, such as options, warrants, puts, calls or other derivatives of AutoZone securities. (**This does not apply to company-granted awards, like employee stock options.)

E.	Hedging transactions: You may not engage in transactions designed to hedge or offset decreases in the market value of AutoZone securities. This includes zero-cost collars, prepaid variable forward contracts, establishing a short position in AutoZone securities and any other transactions that limit or eliminate both the risks and rewards of holding AutoZone securities.

F.	Short sales: You may not engage in “short” sales of AutoZone securities, or transactions that are profitable only if the market price of the securities declines. These include “sales against the box,” or sales with delayed delivery. Short sales usually involve agreeing to sell securities you do not currently own.

G.	Standing and limit orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans described below) should not be used. A standing order placed with a broker to sell or purchase stock at a specified price or a limit order leaves you with no control over the timing of the transaction. A standing or limit order transaction executed by the broker when you are aware of material, nonpublic information may result in unlawful insider trading.

Insider Trading Prohibited after Employment Terminates.

This Policy continues to apply to transactions in AutoZone securities after your termination of employment or other service relationship with AutoZone, including any retirement. This means that even after separation from AutoZone, you may not trade in AutoZone securities while you are aware of material, nonpublic information until that information has been made available to the public long enough to be fully absorbed by the stock market as described above.

Upon termination or retirement, so long as you do not possess material, non-public information, you may trade in AutoZone securities the day following your last day of employment (if termination or retirement occurs in an open window). If your termination or retirement occurs during a Quiet Period (and you are subject the Quiet Period as described in Section 4 below), you will be permitted to trade in AutoZone securities beginning with the next open window.

4. Policies that apply to AutoZoners on the Quiet List

AutoZoners who routinely have access to material, nonpublic information about AutoZone’s financial performance are subject to “quiet periods” during which the purchase or sale of AutoZone securities are prohibited. The “quiet period” is also referred to as a “blackout period” or “no-trading window”.

When is the Quiet Period?

Quarterly Quiet Periods. A quiet period will begin two weeks before the end of each fiscal quarter and will end one full trading day after quarterly earnings are released to the public. For example, if earnings are released on a Tuesday morning before the New York Stock Exchange opens for that day, AutoZoners on the Quiet List may buy or sell shares beginning on Wednesday.

Special Quiet Periods. From time to time, AutoZone may impose special, non-routine, quiet periods that apply to a subset of AutoZoners with possession of material, nonpublic information regarding AutoZone. This may be the result of a pending, material transaction, changes in senior management, significant changes in business trends or a legal or regulatory matter. In these instances, even the fact that a special quiet period exists is considered material, nonpublic information and should not be discussed with others.

Who is on the Quiet List?

All members of the Board of Directors, Executive Committee and CEO Team are on the Quiet List and subject to quarterly quiet periods. Additionally, other AutoZoners who routinely have access to material, nonpublic information about AutoZone’s financial performance are also on the Quiet List, such as individuals from finance/accounting, legal, investor relations, internal audit and executive/administrative assistants. Everyone on the quiet list will receive quarterly communication reminders outlining the timing and associated responsibilities during quiet periods.

Types of Transactions

An open market purchase or sale is prohibited during a quiet period. The following table provides guidance on how the quiet period rules apply during certain scenarios.

Prohibited During Quiet Period	Allowed During Quiet Period
● Exercise and Sale of Stock Options (i.e., Cashless exercise).	● Exercise and Hold of Stock Options (i.e., exercise price and taxes are paid in cash by AutoZoner),
● Sale of shares (sale of any shares, including sale of shares held in Employee Stock Purchase Program).	● Purchase of shares in Employee or Executive Stock Purchase Plan (ESPP or XSPP) made through payroll contributions in compliance with the plan.
● Open market purchases of shares.	● Transfers to non-third parties that do not result in any financial benefit or gain to the AutoZoner (e.g. estate planning transfers).
● Gift of shares (i.e., shares gifted to a third party with nothing received in return).

5. Pre-Clearance Policies that apply to the CEO Team and Board of Directors

Any member of the Board of Directors, Executive Committee or CEO Team must pre-clear all transactions in AutoZone securities (transfers, option exercises, gifts, purchases, sales, etc.) with the General Counsel or designee. The purpose of the pre-clearance requirement is to provide assistance in preventing inadvertent violations of this policy, insider trading laws, SEC reporting requirements and other applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of AutoZone securities.

If you intend to buy, sell, transfer or otherwise transact in AutoZone securities, you should submit a pre-clearance request by e-mail to the General Counsel (general.counsel@autozone.com) and indicate relevant details of the transaction (e.g., the number of stock options to be exercised, grant date of options, type of transaction—exercise and hold or exercise and sale, number of shares to be sold / transferred / exercised, etc.). The General Counsel or designee will respond to your request. Unless expressly stated otherwise, approvals of pre-clearance requests are valid for one week. After that time, a new request must be submitted if a trade is still contemplated.

Pre-clearance is not required for purchases and sales of securities made pursuant to Rule 10b5-1 Plans that were adopted in compliance with AutoZone’s Individual Rule 10b5-1 Trading Plans Guidelines, which are attached hereto as Annex A.

6.Additional Policies that apply to the Executive Committee and Board of Directors

Members of the Board of Directors, Executive Committee and certain other officers are subject to the Section 16 of the Securities Exchange Act of 1934, which imposes certain reporting and other obligations relating to transaction in AutoZone securities. As a result, these “Section 16 Persons” are subject to the following additional policies designed to promote compliance with Section 16 and related rules.

Section 16 Reports (Forms 3, 4 and 5). Section 16 Persons must file beneficial ownership reports with the SEC by the second business day following any purchase, sale or gift of AutoZone stock. If AutoZone stock is sold, a Form 144 must also be filed with the SEC no later than the date of the sale. Separate from pre-clearance requirements, Section 16 persons are responsible for notifying the Legal Department immediately after a transaction, transfer or other change in ownership is affected, to allow for timely reporting.

Form 144. A Section 16 Person who sells AutoZone shares must file a Form 144 with the SEC no later than the date of the sale.

Confirming Ownership Information. Section 16 Persons are responsible for confirming the accuracy of their AutoZone share ownership on an annual basis as part of a compliance questionnaire issued by the Legal Department. Section 16 Persons are also responsible for informing the Legal Department of any changes to their share ownership information on a real-time basis (e.g., how brokerage accounts are titled; if shares are transferred to a new account; the creation of trusts to hold shares; etc.). These rules are highly complex and technical, and Section 16 Persons are encouraged to discuss any questions with the Legal Department.

No Opposite-Way Trades within a Six-Month Period. At no time may any Section 16 Person buy-and-sell, or sell-and-buy, AutoZone shares within any rolling six-month period. All profit from a transaction violating this six-month “Short-Swing Profit Rule” shall be disgorged to AutoZone, consistent with the rules of Section 16(b). There is no defense to this rule, and the Section 16 Person is strictly liable.

Margin accounts. Section 16 Persons are prohibited from holding AutoZone securities in a margin account. Assets held in a margin account may be sold by the broker without your consent if you fail to meet a margin call. A margin sale may occur at a time when you are aware of material, nonpublic information or otherwise restricted from trading in AutoZone securities, and therefore, margin accounts are prohibited.

Short Sales. While it is against Policy for any AutoZoner to engage in “short” sales of AutoZone securities (See Section 3 above), Section 16 Persons are prohibited from short sales under Section 16(c) and may face both civil and criminal liability for such violations.

Pledging AutoZone securities is Prohibited. Securities pledged as collateral for a loan may be sold without your consent by the lender in foreclosure if you default on the loan. Because a foreclosure sale may occur at a time you are aware of material, nonpublic information or otherwise restricted from trading, you are prohibited from pledging AutoZone securities as collateral for a loan.

Rule 10b5-1 Trading Plans. A person will not be in violation of the rules or this Policy if such person enters into a written plan, contract, instruction or arrangement in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Rule 10b5-1 Plan”) that has been reviewed and approved in advance by the General Counsel. Any Section 16 Person desiring to enter into such a plan should contact the General Counsel for additional guidance on establishing such a plan. All Rule 10b5-1 Plans adopted, modified or terminated by Directors, officers and AutoZoners must be approved by the General Counsel and must comply with the Company’s Individual Rule 10b5-1 Trading Plan Guidelines, which are attached hereto as Annex A.

7.Penalties for Non-Compliance

Penalties for trading on or tipping material, nonpublic information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	Securities industry self-regulatory organization sanctions;

●	Civil injunctions;
●	Damage awards to private plaintiffs;
●	Disgorgement of all profits;
●	Civil fines of up to three times the amount of profit gained or loss avoided;
●	Civil fines for the employer of up to the greater of $2,300,000 or three times the amount of profit gained or loss avoided by the violator;
●	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and/or
●	Jail sentences of up to 20 years.

A violation of this Policy may result in disciplinary action, up to and including immediate termination of employment.

Additionally, violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO) also may be violated upon the occurrence of insider trading.

Note: Recent cases have expanded the courts’ reading of civil liability for insider trading and broadened the SEC’s power to seek civil disgorgement of profits from insider trading violations even when an individual did not personally profit from the illegal trades.

8.Other Important Policies

The AutoZone Code of Conduct contains important information relating to the matters described above. Below is a brief summary, but you are encouraged to read the Code of Conduct for additional details and guidance.

Confidential Information and Unauthorized Disclosure. All Directors, officers and AutoZoners must maintain confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. These laws also govern the timing and nature of our disclosure of material, nonpublic information to anyone outside the Company. Therefore, only specifically designated representatives of the Company are permitted to discuss Company matters with the news media, securities analysts and investors.

Accurate Books and Records. Section 13(b)(2) of the Securities Exchange Act of 1934 requires public companies to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has also adopted rules intended to discourage officers, Directors and other persons with access to Company books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

9.Questions and Concerns

Questions. All AutoZoners are responsible for understanding and complying with this Policy. If you have any questions regarding this Policy, you may contact AutoZone’s General Counsel or designee for more information.

Reporting Concerns. If you know—or even suspect—that insider trading or financial fraud is taking place, you should use one of the below resources to report it.

●	via email: general.counsel@autozone.com
●	via letter: Attn: General Counsel, AutoZone, Inc., Dept. 8074, P.O. Box 2198, Memphis, TN 38101, or 123 S. Front Street, Memphis, TN 38103
●	via online form: Complete and submit an Incident Reporting Form by clicking here. Note: you can access this from any web browser.
●	via phone: Once you dial the toll-free number listed below, choose option 3 for financial fraud.

Country	Toll-Free Numbers
Brazil	0-800-047-5023
China	10-800-852-2158
Germany	0-800-724-6601
India	000-800-050-4337
Mexico	800-062-5344
Taiwan	080-066-8788
Turkey	00-800-44-882-4338
United Kingdom	0-800-023-2073
United States, Puerto Rico and Canada	800-243-7989

You are not required to identify yourself when you make a report and may remain anonymous. If you choose to provide your name, it will be kept confidential to the extent the law allows. AutoZone does not tolerate retaliation, harassment or any kind of discrimination against those who speak up in good faith. Speaking up in good faith means that you report your concerns honestly, thoroughly and timely.

Nothing contained in this Policy limits AutoZoners’ ability to file a charge or complaint with the SEC. Further, AutoZoners have a protected right to communicate with the SEC and to cooperate with any investigation or proceeding that may be conducted, including providing documents or other information, without notice to or approval from AutoZone.

** ** *

AutoZone, Inc.

Individual Rule 10b5-1 Trading Plan Guidelines

The Securities and Exchange Commission enacted Rule 10b5-1 (the “Rule”) to give Board members, officers, employees and others who were often in possession of material, nonpublic information greater flexibility to engage in transactions in their company’s stock. If insiders follow the requirements of the Rule, they have an affirmative defense from insider trading liability for trades made under an effective written plan for trading securities (commonly referred to as a Rule 10b5-1 Plan). In each case, such persons must act in good faith with respect to the Plan and not as part of a scheme to evade the prohibitions against unlawful insider trading.

As set forth in the AutoZone Insider Trading Policy (the “Policy”), AutoZone, Inc. (the “Company”) permits its Directors and officers (“Section 16 Persons”) to purchase or sell shares of Company common stock pursuant to a Rule 10b5-1 plan (a “Plan”) under certain circumstances. The Company has adopted the following guidelines (the “Guidelines”) to provide Section 16 Persons with clarity as to what parameters must be followed in order to adopt a Plan. These Guidelines are in addition to, and not in lieu of, the requirements and conditions of the Policy and the Rule. Any questions regarding the Guidelines should be directed to the Senior Vice President, General Counsel & Secretary.

1.Pre-Clearance. All Plans must be submitted in writing and pre-cleared by the Company’s General Counsel. Section 16 Persons are reminded of their obligations under the Company’s Stock Ownership Guidelines and shall ensure they remain in compliance with such guidelines after giving effect to the proposed Plan.
2.Plan Adoption and Certification. All Plans must be entered into during an open trading window and when the Section 16 Person is not in possession of any material, nonpublic information. At the time of adoption of the Plan, the Section 16 Person must certify as a representation in his or her Plan that he or she (a) is not aware of any material, non-public information and (b) is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Rule.
3.Plan Format. All Plans must be in writing and must either (a) expressly state the amount, price and dates on which transactions may be executed, (b) provide a written formula for determining amounts, prices and dates or (c) delegate discretion on those matters to an independent third-party who is not aware of any material, non-public information. Plans must not allow the Section 16 Person to exercise any subsequent influence over how, when or whether to effect trades in AutoZone securities under the Plan.
4.Cooling-Off Period. After the adoption of a Plan, no trades may be commenced under the Plan until the later of: (i) 90 days following adoption or modification of the Plan or (ii) two (2) business days following the disclosure of the Company’s financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted or modified, subject to a maximum of 120 days after adoption of the Plan (the “Cooling-Off Period”).
5.Multiple Plans. Section 16 Persons may enter into multiple Plans, provided such Plans do not overlap; trading under the later-commencing Plan may not begin until all trades under the initial Plan are completed or the Plan has expired by its terms. An exception to the foregoing restriction may be granted for Plans governing sell-to-cover transactions, subject to compliance with the Rule. Note that only one “single-trade” Plan may be adopted during any consecutive 12-month period.
6.Trades Outside of the Plan. Once a Plan is established, Section 16 Persons may transact in securities that are not subject to the currently existing Plan. Such transactions continue to require pre-clearance and be subject to the Policy. Under no circumstances will opposite-way open market transactions be permitted.
7.Plan Duration. The minimum duration of a Plan is six months, and the maximum duration is two years.
8.Early Terminations. The early termination of a Plan could affect the availability of the Rule’s affirmative defense for prior Plan transactions if it calls into question whether the Section 16 Person is acting in good faith with respect to the Plan and whether the Plan was entered into in good faith and not as part of a plan to avoid the insider trading rules. Because of this risk, early terminations are strongly discouraged. In the event a Section 16 Person determines to terminate a Plan early, every effort should be taken to terminate the Plan during an open window. Early termination of a Plan during a quiet period requires extenuating circumstances and is subject to pre-clearance by the Company’s General Counsel (or his or her designee). In the event a Section 16 Person early terminates his or her Plan, such Section 16 Person (a) will be subject to the applicable cooling-off period for any subsequent Plan, and (b) may be (i) prohibited from adopting future Plans, (ii) prohibited from transacting in securities outside of a Plan, or (iii) subject to other restrictions at the sole discretion of the Company’s General Counsel.
9.Modifications. As provided in the Rule, any modification or change to the amount, price or timing of the purchase or sale of the securities underlying a Plan (including the substitution or removal of a broker that directly or indirectly results in a modification or change to such terms) is deemed (x) a termination of the existing Plan and (y) the adoption of a new Plan, each of which are subject to the applicable requirements of these Guidelines.
10.Brokers and Broker Reporting. Plans involving the exercise and sale of stock options must be entered into with the Company’s designated broker or other pre-approved broker; and all other Plans may be entered into with a broker of the Section 16 Person’s choice. Each Plan must require the broker counterparty to promptly report to the Company’s designated representative the details of every transaction executed under a Plan, but in any event, such detail shall be provided no later than one business day after the execution date.

11.Public Disclosure of Plan Transactions. To the extent required by SEC rules, the Company will disclose in its periodic reports (i.e., Form 10-Qs and Form 10-Ks) the adoption or termination of a Plan by any Section 16 Person during the last completed quarter, including a description of the material terms of such a Plan, other than terms with respect to price. Additionally, transactions executed pursuant to a Plan will be indicated as such by footnote on the Section 16 Person’s Form 4.

Individual Responsibility. A Plan does not relieve Section 16 Persons from their obligations to comply with the requirements of applicable securities laws, including the requirement to file any applicable notices and reports accurately and on time. Furthermore, notwithstanding any pre-clearance or termination of a Plan, the Co